PRELIMINARY DRAFT


                               PURCHASE AGREEMENT*


                 THIS AGREEMENT is made as of this ______ day of November 1995 between HDV GRIT Holdings, Inc., a Michigan corporation ("Seller"), HDV Grantor Retained Income Trust, a trust duly created under the laws of _____ (such trust and the trustees thereof acting in their capacity as such being referred to herein as "GRIT"), and AJL PEPS Trust (such trust and the trustees thereof acting in their capacity as such being referred to herein as "Purchaser").

                 WHEREAS, Seller owns shares of common stock, no par value (the "Common Stock"), of Amway Japan Limited, a Japanese corporation (the "Company"), and GRIT is the owner of all of the outstanding common stock of Seller;

                 WHEREAS, Purchaser has filed with the Securities and Exchange Commission a registration statement contemplating the offering of up to _________ Premium Exchangeable Participating Shares (the "PEPS"), the terms of which contemplate delivery by Purchaser to the holders thereof of a number of American Depositary Shares ("ADSs"), each representing one half of one share of Common Stock (or, at the option of the holders, the equivalent in shares of Common Stock), on February 15, 1999 (the "Exchange Date");

                 WHEREAS, Seller has agreed, pursuant to the Collateral Agreement (the "Collateral Agreement") dated as of November __, 1995,among Purchaser, Seller, GRIT and The Bank of New York, as collateral agent (the "Collateral Agent"), to grant Purchaser a security interest in ADSs and in certain other circumstances certain other collateral to secure the obligations of the Seller and GRIT hereunder;

                 WHEREAS, Purchaser has agreed, pursuant to an underwriting agreement, dated November __, 1995 (the "Underwriting Agreement"), among Purchaser, Seller, GRIT, Amway Corporation, Jay Van Andel Trust, Jay Van Andel (together with Jay Van Andel Trust, the "Other Sellers"), the Company, Morgan Stanley and Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the other several U.S. underwriters named therein (the "U.S.



---------------
* This is a form of Purchase Contract. A substantially identical agreement will be entered into by each Seller.

Underwriters") and Morgan Stanley & Co. International Limited and Merrill Lynch International Limited, on behalf of the other several international underwriters named therein (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters"), to issue and sell to the Underwriters an aggregate of _________ PEPS ("the Initial PEPS") and, at the U.S. Underwriters' option, all or any part of _______ additional PEPS (the "Additional PEPS") to cover overallotments;

                 NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

                                   DEFINITIONS

                 As used herein, the following words and phrases shall have the following meanings:

                 "Acceleration Amount" has the meaning provided in Article VII.

                 "Acceleration Value" has the meaning provided in Article VII.

                 "Additional ADS Base Amount" means one half times the number of Additional PEPS that the U.S. Underwriters shall elect to purchase under the Underwriting Agreement.

                 "Additional ADSs" has the meaning provided in Section 1.1(b).

                 "Additional STRIPS" means the U.S. Treasury obligations purchased by Purchaser for settlement on the Option Closing Date.

                 "Administrator" means The Bank of New York, administrator for Purchaser under the Administration Agreement dated as of November __, 1995, or any successor thereto.

                 "ADS Equivalent Price" on any date of determination means the Closing Price per share of the Common Stock on such date, times one half, divided by the Calculation Exchange Rate on such date.

                 "Aggregate Acceleration Value" has the meaning provided in
Article VII.



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
                 "Business Day" means: (i) as used in Article VI, any day on which commercial banks are open for business in Tokyo and (ii) as used in
Article VII, any day on which commercial banks are open for business in New York City and the New York Stock Exchange is not closed.

                 "Calculation Exchange Rate" means, on any date of determination, the noon buying rate in New York City on such date for cable transfers in yen as announced for customs purposes by the Federal Reserve Bank of New York.

                 "Calculation Period" means any period of Trading Days for which an average security price must be determined pursuant to this Agreement.

                 "Closing Price" means, for any security on any Trading
Day, (i) the last reported executed trade price (regular way) of such security on the principal trading market for such security for such date; (ii) if no regular way executed trade price for such security is reported on the principal trading market for such security on such date, the average of the closing bid and offered prices for such security as reported by the principal trading market for such security; (iii) if no regular way executed trade price or closing bid and offered prices for such security are reported on the principal trading market for such security on such date, the Closing Price (as determined in accordance with clauses (i) or (ii)) for the next succeeding Trading Day (if any) within the relevant Calculation Period on which the Closing Price may be so determined; or (iv) if such security is no longer listed or admitted to trading on any exchange or in the over-the-counter market, the average of the closing bid and offered prices for such day as furnished by a member firm of the most recent principal trading market for such security. The Closing Price shall be subject to adjustment in certain events as provided in Section 6.1(e).

                 "Contract ADSs" has the meaning provided in Section 1.1(b).

                 "Custodian" means The Bank of New York, custodian for Purchaser under the Custodian Agreement dated as of November __, 1995, or any successor thereto.

                 "Dilution Adjustment" means any fraction or number by which the Exchange Ratio shall be multiplied pursuant to Section 6.1(a), (b),
(c) or (d).

                 "Downside Protection Threshold Price" has the meaning provided in Section 1.1(c).



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
                 "Event of Default" has the meaning provided in Article VII.

                 "Excess Purchase Payment" has the meaning provided in Section 6.1(d).


                 "Exchange Price" means the average ADS Equivalent Price for a Calculation Period of 20 Trading Days immediately prior to (but not including) the Exchange Date, provided that if no ADS Equivalent Price may be determined for one or more (but not all) of such Trading Days, such Trading Day shall be disregarded in the calculation of the Exchange Price (but no additional Trading Days shall be added to the Calculation Period). If no ADS Equivalent Price may be determined for any of such Trading Days, the Exchange Price shall be the ADS Equivalent Price for the most recent Trading Day prior to such 20 Trading Days for which a Closing Price for the Common Stock may be determined pursuant to clause (i), (ii) or (iv) of the "Closing Price" definition.

                 "Exchange Ratio" has the meaning provided in Section 1.1(c).

                 "Firm ADS Base Amount" has the meaning provided in Section 1.1(a).

                 "Firm ADSs" has the meaning provided in Section 1.1(a).

                 "Firm Payment Date" has the meaning provided in Section 1.3(a).

                 "Firm Purchase Price" has the meaning provided in Section
1.2(a).

                 "Independent Dealers" has the meaning provided in Article VII.

                 "Initial Value" has the meaning provided in Section (1)(c).

                 "Marketable Common Stock" has the meaning provided in Section 6.2.

                 "Permitted Dividend" has the meaning provided in Section
6.1(d).

                 "Then-Current Market Price" of the Common Stock, for the purpose of applying any adjustment pursuant to



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
Section 6.1, means the average Closing Price per share of the Common Stock for the Calculation Period of 5 Trading Days immediately prior to the time such adjustment is effected (or, in the case of an adjustment effected on the Business Day next following a record date as described in Section 6.1(f)(i), immediately prior to the earlier of the time such adjustment is effected and the related ex- date); provided that if no Closing Price for the Common Stock may be determined for one or more (but not all) of such Trading Days, such Trading Day shall be disregarded in the calculation of the Then-Current Market Price (but no additional trading days shall be added to the Calculation Period). If no Closing Price for the Common Stock may be determined for any of such Trading Days, the Then-Current Market Price shall be the Closing Price for the Common Stock for the most recent Trading Day prior to such 5 Trading Days for which a Closing Price for the Common Stock may be determined pursuant to clause (i), (ii) or
(iv) of the "Closing Price" definition. The "ex-date" with respect to any dividend, distribution or issuance shall mean the first date on which the shares of Common Stock trade regular way on their principal market without the right to receive such dividend, distribution or issuance.

                 "Threshold Appreciation Price" has the meaning provided in
Section 1.1(c).

                 "Trading Day" means, with respect to any security, a day on which the principal trading market for such security is open for trading or quotation.

                 "Transaction Value" has the meaning provided in Section 6.2.

                 "Trust Agreement" means the Amended and Restated Trust Agreement constituting AJL PEPS Trust dated as of November __, 1995.


                                       I.

                                SALE AND PURCHASE

                 1.1 Sale and Purchase. (a) Firm ADSs. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, and GRIT agrees to cause Seller to sell, to Purchaser, and Purchaser agrees to purchase and acquire from Seller, the number of ADSs (the "Firm ADSs") equal to the product of ____________ (the "Firm ADS Base Amount") and the Exchange Ratio.



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
                 (b) Additional ADSs. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, and GRIT agrees to cause Seller to sell, to Purchaser, and Purchaser shall have a right to purchase, a number of additional ADSs (the "Additional ADSs") equal to the product of the Exchange Ratio and the Additional ADS Base Amount. If the U.S. Underwriters exercise their option to purchase Additional PEPS pursuant to the Underwriting Agreement, Purchaser shall notify Seller in writing that Purchaser will purchase the Additional ADSs, which notice shall specify the Additional ADS Base Amount and the date on which Purchaser shall deliver the purchase price for the Additional ADSs, which shall be the Option Closing Date, as defined in Article IV of the Underwriting Agreement. The Firm ADSs and the Additional ADSs (if any) are collectively referred to herein as the "Contract ADSs".

                 (c) Exchange Ratio; Exchange Price. The "Exchange
Ratio" shall be determined in accordance with the following formula, subject to adjustment as a result of certain events relating to the Common Stock or the ADSs as provided in Article VI: (i) if the Exchange Price is less than $______ (the "Threshold Appreciation Price") but equal to or greater than $______ (the "Downside Protection Threshold Price"), a fraction (rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th) equal to $________ (the "Initial Value") divided by the Exchange Price, (ii) if the Exchange Price is equal to or greater than the Threshold Appreciation Price, 0.x and (iii) if the Exchange Price is less than the Downside Protection Threshold Price, 1.xx.

                 1.2 Purchase Price. (a) Firm Purchase Price. The purchase price for the Firm ADSs (the "Firm Purchase Price") shall be $________ in cash.

                 (b) Additional Purchase Price. The purchase price for the Additional ADSs (the "Additional Purchase Price") shall be one half times the difference between: (i) the aggregate proceeds to Purchaser from the sale of the Additional PEPS; and (ii) the aggregate cost to Purchaser, as notified by Purchaser to Seller on the Option Closing Date, of the Additional STRIPS.

                 1.3 Payment for and Delivery of Contract ADSs. (a)
Firm Payment Date. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver to Seller the Firm Purchase Price on November __, 1995 (the "Firm Payment Date") at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, or at such other place as shall be agreed upon by Purchaser and



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
Seller, paid by certified or official bank check or checks duly endorsed to, or payable to the order of, Seller, or by wire transfer to an account designated by Seller, in New York Clearing House Funds.

                 (b) Option Closing Date. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver to Seller the Additional Purchase Price on the Option Closing Date at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, or at such other place as shall be agreed upon by Purchaser and Seller, paid by certified or official bank check or checks duly endorsed to, or payable to the order of, Seller, or wire transfer to an account designated by Seller, in New York Clearing House Funds.

                 (c) Delivery of Contract ADSs. On February 15, 1999
(the "Exchange Date"), Seller agrees to deliver, and GRIT agrees to cause Seller to deliver, the Contract ADSs to Purchaser. Delivery shall be effected by delivery by the Collateral Agent to the Custodian, for the account of Purchaser, of American Depositary Receipts ("ADRs") then held by the Collateral Agent as collateral under the Collateral Agreement, in an amount representing a number of ADSs equal to the number of Contract ADSs, rounded down to the nearest whole number. Instead of any fractional ADS that would otherwise be deliverable to Purchaser at the Exchange Date, Seller agrees to make, and GRIT agrees to cause Seller to make, a cash payment in respect of such fractional ADS in an amount equal to the value thereof at the Exchange Price. Notwithstanding the foregoing, if a Reorganization Event shall have occurred prior to the Exchange Date then, in lieu of the foregoing, delivery shall be effected as follows: (i) in the case of any cash required to be delivered on the Exchange Date as provided in Section 6.2, by wire transfer of immediately available funds to an account designated by Purchaser; or (ii) in the case of any shares of Marketable Common Stock elected by Seller to be delivered in lieu of cash as provided in Section 6.2, at Seller's election, by instruction to the Collateral Agent to deliver to the Custodian, for the account of Purchaser, a specified number of shares of Marketable Common Stock then held as collateral under the Collateral Agreement, as provided in Section 6(g) of the Collateral Agreement.


                                       II.

                    REPRESENTATIONS AND WARRANTIES OF SELLER



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                 Each of Seller and GRIT represents and warrants to Purchaser that each representation and warranty made by the Seller and GRIT pursuant to
Article I, paragraph (b) of the Underwriting Agreement is true and correct on the date hereof.


                                      III.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                 Purchaser represents and warrants to Seller and GRIT as follows:

                 (a) Purchaser has been duly created and is validly existing as a trust under the laws of the State of New York.

                 (b) This Agreement has been duly authorized, executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller and GRIT, is a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms except as (i) such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

                 (c) The execution and delivery by Purchaser of, and the performance by Purchaser of its obligations under, this Agreement will not contravene any provision of applicable law or the Trust Agreement or any agreement or other instrument binding upon Purchaser or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Purchaser, whether foreign or domestic, and no consent, approval, authorization, order of, or qualification with, any governmental body or agency, self-regulatory organization or court or other tribunal, whether foreign or domestic.


                                       IV.

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

                 (a) The obligation of Purchaser to deliver the Purchase Price on the Firm Payment Date is subject to the satisfaction of the following conditions:



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
                 (i) the purchase by the Underwriters of the Initial PEPS pursuant to the Underwriting Agreement shall have been consummated as contemplated therein; and

                 (ii) the representations and warranties of Seller and GRIT contained in Article III hereof shall be true and correct as of the Firm Payment Date.

                 (b) The obligation of Purchaser to deliver the Additional Purchase Price on the Option Closing Date is subject to the condition that the purchase by the Underwriters of the Additional PEPS shall have been consummated as contemplated under the Underwriting Agreement.


                                       V.

                                   COVENANTS

                 5.1 Taxes. Seller shall pay, and GRIT shall cause to be paid, any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the entry into this Agreement and the transfer and delivery of the Contract ADSs pursuant hereto.

                 5.2 Forward Contract. Seller and GRIT each hereby agrees that: (i) it will not treat this Agreement, any portion of this Agreement, or any obligation hereunder as giving rise to any interest income or other inclusions of ordinary income; (ii) it will not treat the delivery of any portion of the Contract ADSs, cash or Marketable Common Stock to be delivered pursuant to this Agreement as the payment of interest or ordinary income; (iii) it will treat this Agreement in its entirety as a forward contract for the delivery of such Contract ADSs, cash or Marketable Common Stock; and (iv) it will not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the obligations contained in (i) through (iii). Notwithstanding the preceding sentence, Seller and GRIT may take any action or position required by law, provided that Seller or GRIT delivers to Purchaser an unqualified opinion of counsel, nationally recognized as expert in Federal tax matters, to the effect that such action or position is required by a statutory change, Treasury regulation, or applicable court decision published after the date of this Agreement.

                 5.3 Limitations on Trading During Certain Days. Seller and GRIT each hereby agrees that it will not buy ADSs


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
or shares of Common Stock for its own account during the 60 days prior to the Exchange Date.

                 5.4 Notices. Seller and GRIT will cause to be delivered to
Purchaser:

                 (a) Immediately upon the occurrence of any Event of Default hereunder or under the Collateral Agreement, or upon any officer or trustee of Seller or GRIT obtaining knowledge that any of the conditions or events described in paragraph (a) or (b) of Article VII shall have occurred with respect to the Company, notice of such occurrence; and

                 (b) In case at any time prior to the Exchange Date Seller or GRIT receives notice, or any officer or trustee of Seller or GRIT obtains knowledge, that any event requiring that an adjustment be effected pursuant to
Article VI hereof shall have occurred or be pending, then Seller and GRIT shall promptly cause to be delivered to Purchaser a notice identifying such event and stating, if known to Seller or GRIT, the date on which such event is to occur and, if applicable, the record date relating to such event. Seller and GRIT shall cause further notices to be delivered to Purchaser if Seller or GRIT shall subsequently receive notice, or any officer or trustee of Seller or GRIT shall obtain knowledge, of any further or revised information regarding the terms or timing of such event or any record date relating thereto.

                 5.5 Further Assurances. From time to time on and after the date hereof through the Exchange Date, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, including (i) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by the Agreement in accordance with the terms and conditions hereof.



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                                       VI.

                 ADJUSTMENT OF EXCHANGE RATIO, THRESHOLD PRICES,
                         INITIAL VALUE AND CLOSING PRICE

                 6.1 Dilution Adjustments. The Exchange Ratio, Threshold Appreciation Price, Downside Protection Threshold Price and the Initial Value shall be subject to adjustment from time to time as follows:

                 (a) Stock Dividends, Splits, Reclassifications, Etc. If the Company shall, after the date hereof,

                          (i) pay a stock dividend or make a distribution with respect to Common Stock in shares of such stock;

                          (ii) subdivide or split the outstanding shares of Common Stock into a greater number of shares of Common Stock;

                          (iii) combine the outstanding shares of Common Stock into a smaller number of shares; or

                          (iv) issue by reclassification of shares of Common Stock any shares of common stock of the Company;

then, in each such case, the Exchange Ratio shall be multiplied by a Dilution Adjustment equal to the number of shares of common stock (or the fraction thereof) that a holder who held one share of Common Stock immediately prior to such event would be entitled solely by reason of such event to hold immediately after such event. The Threshold Appreciation Price, Downside Protection Threshold Price and Initial Value shall also be adjusted in the manner described in paragraph (e).

                 (b) Right or Warrant Issuances. If the Company shall, after the date hereof, issue, or declare a record date in respect of an issuance of, rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock (other than rights to purchase Common Stock pursuant to a plan for the reinvestment of dividends or interest) at a price per share less than the Then-Current Market Price of the Common Stock, then, in each such case, the Exchange Ratio shall be multiplied by the following Dilution Adjustment: a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the time the adjustment is effected, plus the number of



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
additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the time the adjustment is effected, plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Then-Current Market Price of the Common Stock, which shall be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of such rights or warrants and dividing the product so obtained by such Then-Current Market Price. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Exchange Ratio shall be readjusted to the Exchange Ratio which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. The Threshold Appreciation Price, Downside Protection Threshold Price and Initial Value shall also be adjusted in the manner described in paragraph (e).

                 (c) Distributions of Other Assets. If the Company shall, after the date hereof, declare or pay a dividend or distribution to all holders of Common Stock, in either case, of evidences of its indebtedness or other non-cash assets (excluding any dividends or distributions referred to in paragraph (a) above) or shall issue to all holders of Common Stock rights or warrants to subscribe for or purchase any of its securities (other than rights or warrants referred to in paragraph (b) above), then, in each such case, the Exchange Ratio shall be multiplied by the following Dilution Adjustment: a fraction, of which the numerator shall be the Then-Current Market Price of the Common Stock, and of which the denominator shall be such Then-Current Market Price less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Purchaser) as of the time the adjustment is effected of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock. The Threshold Appreciation Price, Downside Protection Threshold Price and Initial Value shall also be adjusted in the manner described in subparagraph (e).

                 (d) Cash Dividends; Excess Purchase Payments. If, after the date hereof, the Company distributes or declares a record date in respect of a distribution of cash (other than any Permitted Dividend, special dividends of 50



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
yen and 25 yen per share of Common Stock to be distributed to holders of record on August 31, 1995 and February 28, 1996, respectively, any cash distributed in consideration of fractional shares of Common Stock and any cash distributed in a Reorganization Event), by dividend or otherwise, to all holders of Common Stock, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by the following Dilution Adjustment: a fraction, of which the numerator shall be the Then- Current Market Price of the Common Stock, and of which the denominator shall be such Then-Current Market Price less the amount of such distribution applicable to one share of Common Stock which would not be a Permitted Dividend (or in the case of an Excess Purchase Payment, less the aggregate amount of such Excess Purchase Payments for which adjustment is being made at such time divided by the number of outstanding shares of Common Stock on the date the adjustment is effected). For purposes of these adjustments, (A) "Permitted Dividend" means any cash dividends in respect of the Common Stock to the extent that the per share amount of such dividends does not, in any fiscal semiannual period, exceed 50 yen and (B) "Excess Purchase Payment" means the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Purchaser) of all other consideration paid by the Company with respect to one share of Common Stock acquired in any share repurchase, whether made by the Company in the open market, by private purchase, by tender offer, by exchange offer or otherwise, over (y) the Then-Current Market Price of the Common Stock. Notwithstanding the foregoing, the Company may pay up to 15 billion yen in aggregate consideration in respect of share repurchases without any adjustment pursuant to this paragraph (d) being required, provided that no such repurchase involves an Excess Purchase Payment of more than 5 percent of the Then-Current Market Price of the Common Stock on the date an adjustment therefor would otherwise be required to be effected. The Threshold Appreciation Price, Downside Protection Threshold Price and Initial Value shall also be adjusted in the manner described in subparagraph (e).

                 (e) Corresponding Adjustments to Initial Value, Threshold Prices and Closing Price; Change in Principal Market. (i) If any adjustment is made to the Exchange Ratio pursuant to paragraph (a), (b), (c) or (d) of this
Section 6.1, an adjustment shall also be made to the Threshold Appreciation Price, the Downside Protection Threshold Price and the Initial Value. The required adjustment shall be made by dividing each of the Threshold Appreciation Price, the Downside Protection Threshold Price and the Initial Value by the relevant Dilution Adjustment.



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
                 (ii) If, during any Calculation Period used in calculating the Exchange Price, the Then-Current Market Price or the Transaction Value, there shall occur any event requiring an adjustment to be effected pursuant to this
Section 6.1, then the Closing Price for each Trading Day in the Calculation Period occurring prior to the day on which such adjustment is effected shall be adjusted by being divided by the relevant Dilution Adjustment.

                 (iii) If, at any time when the Closing Price per share of the Common Stock shall be required to be determined hereunder, the principal market for the Common Stock shall be a market in ADSs or other depositary shares or receipts representing Common Stock, or shall not be a Japanese market, then appropriate adjustments shall be made hereunder in order that: (A) the ADS Equivalent Price shall continue to reflect the value in U.S. dollars of one half of one full share of Common Stock, based on such Closing Price and (B) the Then-Current Market Price of the Common Stock shall continue to reflect the value, in Japanese yen, of one full share of Common Stock, based on such Closing Price.

                 (f) Timing of Dilution Adjustments. Each Dilution Adjustment shall be effected:

                 (i) in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Common Stock entitled to receive such dividend, distribution or issuance or, if the announcement of any such dividend, distribution or issuance is after such record date, at the time such dividend, distribution or issuance shall be announced by the Company;

                 (ii) in the case of any subdivision, split, combination or reclassification, on the effective date of such transaction;

                 (iii) in the case of any Excess Purchase Payment for which the Company shall announce, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased on the date of such announcement; and

                 (iv) in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.



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
                 (g) General; Failure of Dilution Event to Occur. All
Dilution Adjustments shall be rounded upward or downward to the nearest 1/10,000th (or if there is not a nearest 1/10,000th to the next lower 1/10,000th). No adjustment in the Exchange Ratio shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment pursuant to this Section 6.1 shall subsequently be cancelled by the Company, or such dividend, distribution, issuance or repurchase shall fail to receive requisite approvals or shall fail to occur for any other reason, then, upon such cancellation, failure of approval or failure to occur, the Exchange Ratio shall be readjusted to the Exchange Ratio which would then have been in effect had adjustment for such event not been made. If a Reorganization Event shall occur after the occurrence of one or more events requiring an adjustment pursuant to this Section 6.1, the Dilution Adjustments previously applied to the Exchange Ratio in respect of such events shall not be rescinded but shall be applied to the new Exchange Ratio provided for under
Section 6.2.

                 6.2 Adjustment for Consolidation, Merger or Other Reorganization Event. In the event of (i) any consolidation or merger of the Company, or any surviving entity or subsequent surviving entity of the Company (a "Company Successor"), with or into another entity (other than a merger or consolidation in which the Company is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Company or another corporation), (ii) any sale, transfer, lease or conveyance to another corporation of the property of the Company or any Company Successor as an entirety or substantially as an entirety, (iii) any statutory exchange of securities of the Company or any Company Successor with another corporation (other than in connection with a merger or acquisition) or (iv) any liquidation, dissolution or winding up of the Company or any Company Successor (any such event described in clause (i), (ii), (iii) or (iv), a "Reorganization Event"), the Exchange Ratio shall be adjusted so that on the Exchange Date Purchaser shall receive, in lieu of the Contract ADSs, cash in an amount equal to the product of (x) the Firm ADS Base Amount plus the Additional ADS Base Amount (if any) and (y)(i) if the Transaction Value (as defined below) is less than the Threshold Appreciation Price but equal to or greater than the Downside Protection Threshold Price, the Initial Value, (ii) if the Transaction Value is equal to or greater than the Threshold Appreciation Price, 0.x multiplied by the Transaction Value and (iii) if the Transaction Value is less than the Downside Protection Threshold Price, 1.xx multiplied by the Transaction Value. Notwithstanding the foregoing, if any Marketable Common Stock is received in such Reorganization Event, Seller may, at its option, in lieu of delivering cash as described above, deliver an equivalent amount (based on the value determined in accordance with clause (z) of the following paragraph) of Marketable Common Stock, but not exceeding, as a percentage of the total consideration required to be delivered, the percentage of the total Transaction Value attributable to such Marketable Common Stock.

                 "Transaction Value" means one half times the sum of: (x) for any cash received in any such Reorganization Event, the amount of cash received per share of Common Stock; (y) for any property other than cash or Marketable Common Stock received in any such Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of such property received per share of Common Stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Purchaser; and (z) for any Marketable Common Stock received in any such Reorganization Event, an amount equal to the average Closing Price per share of such Marketable Common Stock for the Calculation Period of 20 Trading Days immediately prior to the Exchange Date, multiplied by the number of such shares received for each share of Common Stock; provided that if no Closing Price for such Marketable Common Stock may be determined for one or more (but not all) of such Trading Days, such Trading Day shall be disregarded in the calculation of such average Closing Price (but no additional trading days shall be added to the Calculation Period). If no Closing Price for the Marketable Common Stock may be determined for all such Trading Days, the calculation in the preceding clause
(z) shall be based on the most recently available Closing Price for the Marketable Common Stock prior to such 20 Trading Days.

                 "Marketable Common Stock" means any common equity securities traded on a U.S. national securities exchange or any foreign securities exchange or in the Japanese OTC market or reported by The Nasdaq National Market. The number of shares of any Marketable Common Stock included in the calculation of Transaction Value pursuant to the preceding clause (z) shall be subject to adjustment if any event that would, had it occurred with respect to the Common Stock or the Company, have required an adjustment pursuant to Section 6.1, shall occur with respect to such Marketable Common Stock or the issuer thereof subsequent to the date the Reorganization Event is consummated. Adjustment for such subsequent events shall be as nearly equivalent as practicable to the adjustments provided for in Section 6.1.

                 6.3. Adjustment for Change in ADS to Share Ratio. If the number of shares of Common Stock represented by each ADS shall change at any time to become a number other than one half, then the Exchange Ratio shall be adjusted by being multiplied by a fraction, of which the numerator shall be one half and the denominator shall be the number of shares of Common Stock then represented by each ADS. If a Reorganization Event shall occur after the effectuation of any adjustment pursuant to this Section 6.3, then such adjustment shall be reversed and shall not be applied to the new Exchange Ratio provided for under Section 6.2.


                                      VII.

                                  ACCELERATION

                 If one or more of the following events (each an "Event of Default") shall occur:

                 (a) Seller, any Other Seller or GRIT shall commence a voluntary case or other proceeding seeking a liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall take any corporate action to authorize any of the foregoing;

                 (b) an involuntary case or other proceeding shall be commenced against the Seller, any Other Seller or GRIT seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Seller, any Other Seller or GRIT under the federal bankruptcy laws as now or hereafter in effect; or

                 (c) a Collateral Event of Default within the meaning of the Collateral Agreement, or a Collateral Event of Default within the meaning of the Collateral Agreement dated as of the date hereof between Purchaser, Other Sellers and the Collateral Agent;

then, upon the occurrence of any such event, an Acceleration Date shall occur, and Seller shall become obligated to deliver, and GRIT shall become obligated to cause Seller to deliver, immediately upon receipt of the Acceleration Amount Notice (as defined below), the Acceleration Amount of ADSs. The "Acceleration Amount" means the quotient obtained by dividing: (i) the Aggregate Acceleration Value, as defined below, by (ii) the ADS Equivalent Price on the Acceleration Date. If the number of shares of Common Stock represented by each ADS on the Acceleration Date shall be other than one half, then the Acceleration Amount shall by adjusted by being multiplied by a fraction, of which the numerator shall be one half and the denominator shall be the number of shares of Common Stock then represented by each ADS. If a Reorganization Event shall have occurred on or before the Acceleration Date, then in lieu of the Acceleration Amount of ADSs, Seller and GRIT shall deliver cash, Marketable Common Stock or a combination thereof having an aggregate value, based on the Closing Price per share of the Marketable Common Stock on the Acceleration Date, equal to the Aggregate Acceleration Value; provided that the percentage of such aggregate value that may be delivered in the form of Marketable Common Stock shall not exceed the percentage of the Transaction Value that would be attributable to Marketable Common Stock if the Exchange Date were the Acceleration Date.

                 The "Aggregate Acceleration Value" means the product obtained by multiplying (i) the Acceleration Value (as defined below) by (ii) the quotient obtained by dividing (A) the sum of the Firm ADS Base Amount and the Additional ADS Base Amount (if any) by (B) 1,000; except that, if no quotations for the determination of the Acceleration Value are obtained as described below, the Aggregate Acceleration Value shall be the ADS Equivalent Price on the Acceleration Date times the number of ADSs that would be required to be delivered by Seller on such date under this Agreement if the Exchange Date were the Acceleration Date.

                 The "Acceleration Value" means an amount determined on the basis of quotations from Independent Dealers, as defined below. Each quotation will be for the amount that would be paid to the relevant Independent Dealer in consideration of an agreement between Purchaser and such Independent Dealer that would have the effect of preserving for Purchaser the economic equivalent of the payments and deliveries that Purchaser would, but for the occurrence of the Acceleration Date, have been entitled to receive after the Acceleration Date under Article I hereof (taking into account any adjustments to the Exchange Ratio that may have been effected on or prior to the Acceleration Date) provided that, for purposes of determining the payments and deliveries to which Purchaser is entitled under Article I hereof, the Additional ADS Base Amount shall be redefined to be zero and the Firm ADS Base Amount shall be redefined to be 1,000. On or as soon as reasonably practicable following the Acceleration Date, Purchaser will request each Independent Dealer to provide its quotation as soon as reasonably practicable, but in any event within two Business Days. Purchaser shall compute Acceleration Value upon receipt of each Independent Dealer's quotation, provided that if, at the close of business on the fourth Business Day following the Acceleration Date, Purchaser shall have received quotations from fewer than four of the Independent Dealers, Purchaser shall compute the Acceleration Value using the quotations, if any, it shall have received at or prior to such time. If four quotations are provided, the Acceleration Value will be the arithmetic mean of the two quotations remaining after disregarding the highest and lowest quotations. (For this purpose, if more than one quotation has the same highest or lowest value, then one of such quotations shall be disregarded.) If two or three quotations are provided, the Acceleration Value will be the arithmetic mean of such quotations. If one quotation is provided, the Acceleration Value will be equal to such quotation. If no quotations are provided, the Acceleration Value will not be determined and the Aggregate Acceleration Value will be determined as provided above.

                 "Independent Dealers" means four nationally recognized independent investment banking firms selected in good faith by Purchaser.

                 As promptly as reasonably practicable after receipt of the quotations on which the Acceleration Value is based (or, as the case may be, after failure to receive any such quotations within the time period prescribed above, Purchaser shall deliver to Seller a notice (the "Acceleration Amount Notice") specifying the Acceleration Amount of ADSs required to be delivered by Seller.

                 Purchaser, Seller and GRIT agree that the Aggregate Acceleration Value is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and Purchaser will not be entitled to recover additional damage as a consequence of loss resulting from an Event of Default.


                                      VIII.

                                  MISCELLANEOUS

                 8.1 Adjustments of Exchange Ratio; Selection of Independent Investment Banking Firm. Purchaser shall be responsible for the effectuation and calculation of any adjustment pursuant to Article VI hereof and shall furnish Seller notice of any such adjustment and shall provide Seller reasonable opportunity to review the calculations pertaining to any such adjustment. If, pursuant to the terms and conditions hereof, Purchaser shall be required to retain a nationally recognized independent investment banking firm for any purpose provided herein, such nationally recognized independent investment banking firm shall be selected and retained by Purchaser only after consultation with Seller. Purchaser may delegate the selection of any such firm, or the effectuation and calculation of any such adjustments, to its Administrator.

                 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication. Notices to Purchaser shall be directed to it in care of the Administrator for Purchaser, The Bank of New York, at 101 Barclay Street, New York, New York 10286, Telecopy
No: (212) 815-5999, attention Peter Lagatta, with a copy to __________________;
notices to Seller shall be directed to it c/o RDV Corporation, 500 Grand Bank Building, 126 Ottawa Avenue, NW, Grand Rapids, Michigan 490503, Telecopy No.
(616) 454-4654, Attention:
Jerry L. Tubergen.

                 8.3 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

                 8.4 Entire Agreement. Except as expressly set forth herein, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

                 8.5 Amendments; Waivers. Any provision of this
Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                 8.6 No Third Party Rights; Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than Seller and Purchaser and their respective successors and assigns and no person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of the Seller, GRIT and Purchaser shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Purchaser and its successors and assigns.

                 8.7 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.


                                              SELLER:


                                              HDV GRIT HOLDINGS, INC.


                                              By
                                                --------------------------
                                                Name:
                                                Title:


                                              GRIT:


                                              ---------------------, as trustee,
                                              Richard M. DeVos, Jr.


                                              ---------------------, as trustee,
                                              Jerry L. Tubergen

                                              each as trustee of

                                              HDV GRANTOR RETAINED
                                                INCOME TRUST


                                              PURCHASER:


                                              ---------------------, as trustee,
                                              William R. Latham III


                                              ------------------, as trustee and
                                              James B. O'Neill


                                              ---------------------, as trustee,
                                              Donald J. Puglisi

                                              each as trustee of AJL PEPS TRUST